Pacific Life Insurance Company
700 Newport Center Drive
Newport Beach, CA 92660
A Stock Company

READ YOUR CONTRACT CAREFULLY

This is a legal contract between you (the “Owner”) and Pacific Life Insurance Company (hereinafter referred to as “we”, “us”, “our” and the “Company”).

We agree to pay the benefits provided under this Contract, subject to its provisions.

We have issued this Contract in consideration of the application and payment of the Initial Purchase Payment.

BENEFITS AND VALUES PROVIDED UNDER THIS CONTRACT MAY BE ON A VARIABLE BASIS. AMOUNTS DIRECTED INTO ONE OR MORE OF THE VARIABLE INVESTMENT OPTIONS WILL REFLECT THE INVESTMENT EXPERIENCE OF THOSE INVESTMENT OPTIONS. THESE AMOUNTS MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO A DOLLAR AMOUNT. THE DETAILS OF THE VARIABLE PROVISIONS BEGIN ON PAGE 12.

AMOUNTS TRANSFERRED OR WITHDRAWN FROM ANY GUARANTEED INTEREST OPTION, INCLUDING AMOUNTS WITHDRAWN AND APPLIED FOR AN ANNUITY, BEFORE THE END OF ITS GUARANTEE TERM, ARE SUBJECT TO A MARKET VALUE ADJUSTMENT. THE DETAILS OF THE MARKET VALUE ADJUSTMENT BEGIN ON PAGE 11.

Right to Cancel – You may return this Contract within ten (10) days after you receive it. To do so, mail it to us at our Service Center or to the agent who sold it to you. This Contract will then be deemed void from the beginning. No withdrawal charge will be imposed, and we will refund the Contract Value, including any fees or charges for premium taxes and/or other taxes that were deducted from the Contract Value.

Signed for the Company at Newport Beach, California, to be effective as of the Contract Date.

PACIFIC LIFE INSURANCE COMPANY

Chairman and Chief Executive Officer	Secretary

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
Investment Experience Reflected in Benefits
Market Value Adjustment
Variable and Fixed Accumulation Before Annuity Date
Annuities Payable in Variable and Fixed Dollar Amounts
Death Benefit Proceeds Payable Before Annuity Date
Non-Participating

CONTRACT SPECIFICATIONS

Service Center:	Send Forms and written requests to:	Send Payments to:
	Pacific Life Insurance Company	Pacific Life Insurance Company
	P.O. Box 7187	P.O. Box 100060
	Pasadena, California 91109-7187	Pasadena, California 91189-0060

Toll-free number:	1-800-722-2333 (between 6:00 a.m. and 5:00 p.m., Pacific time)

Please use our toll-free number to present inquiries or obtain information about your coverage and for us to provide assistance in resolving complaints.

Basic Contract – [Non-Qualified]

Investment Options:

[Blue Chip]	[Aggressive Growth]	[Emerging Markets]
[Diversified Research]	[Small-Cap Equity]	[International Large-Cap]
[I-Net Tollkeeper]	[Financial Services]	[Health Services]
[Technology]	[Telecommunications]	[Multi-Strategy]
[Main Street Core]	[Strategic Value]	[Growth LT]
[Focused 30]	[Mid-Cap Value]	[International Value]
[Capital Opportunities]	[Mid-Cap Growth]	[Global Growth]
[Equity Index]	[Small-Cap Index]	[Real Estate]
[Inflation Managed]	[Managed Bond]	[Equity Income]
[Research]	[Equity]	[Aggressive Equity]
[Large-Cap Value]	[Money Market]	[High Yield Bond]
[Short Duration Bond]	[Small-Cap Value]

[3] Year GIO	[6] Year GIO	[10] Year GIO

Fees and Charges:
Administrative Fee:	0.15%
Mortality and Expense Risk Charge
Basic Contract:	[1.25%]
Annual Fee:	$40.00	Annual Fee is waived under certain conditions.
		See Annual Fee provision under CHARGES,
		FEES AND DEDUCTIONS.

Withdrawal Charges:

Age of	Withdrawal	Age of	Withdrawal
Purchase Payment	Charge	Purchase Payment	Charge
In Contract Years	Percentage	In Contract Years	Percentage
1	7%	5	3%
2	7%	6	1%
3	6%	7 and Over	0%
4	5%

Contract Number:	[VA99999999]	Contract Date:	[01-01-2004]

Owner(s):	[JOHN DOE]
[JANE DOE]

Annuitant(s):	[JOHN DOE]	Age: [35]	Sex: [MALE]
	[JANE DOE]	[35]	[FEMALE]

Initial Purchase Payment:	[$5,000.00]

Maximum Purchase Payment:	$1,000,000	Annuity Date:	[01-01-2064]

DEFINITION OF TERMS

Account Value – The amount of the Contract Value allocated to any one of the Investment Options.

Add-In Amount – The amount added by us, if applicable, to the Contract Value on the Notice Date to set the Contract Value equal to the death benefit proceeds that would have been payable to the spouse as the deemed Beneficiary/designated recipient of the death benefit. The Add-In Amount will only apply if the deceased Owner was also the sole surviving Annuitant.

Age – The Owner’s or Annuitant’s age, as applicable, at his or her last birthday.

Annuitant – The person you name on whose life annuity payments may be determined. An Annuitant’s life may also be used to determine certain increases in death benefits and to determine the Annuity Date. If you designate Joint Annuitants or a Contingent Annuitant, “Annuitant” means the sole surviving Annuitant, unless otherwise stated. Any named Annuitant, Joint Annuitant, or Contingent Annuitant must be under Age 86 as of the Contract Date. If the Contract is a Non-Qualified Contract, you cannot change the Annuitant or change or add a Joint Annuitant. If the Contract is a Qualified Contract, you may add a Joint Annuitant only on the Annuity Date.

Annuity Date (“Annuity Start Date”) – The date shown in the Contract Specifications, or the date you later elect, if any, for the start of annuity payments if the Annuitant is still living and the Contract is in force; or if earlier, the date that annuity payments actually begin.

Annuity Options – Income options available for a series of payments after the Annuity Date.

Beneficiary – The person you name who may receive any death benefit proceeds or any remaining annuity benefits in accordance with the provisions of this Contract.

Business Day – Any day on which the value of an amount invested in a Subaccount is required to be determined by applicable law which currently includes each day that both the New York Stock Exchange is open for trading and our administrative offices are open. If any transaction or event under this Contract is scheduled to occur on a day that does not exist in a given calendar period, or on a day that is not a Business Day, such transaction or event will be deemed to occur on the next following Business Day, unless otherwise stated.

Calendar Year – A one-year period beginning January 1 and ending December 31.

Code – The Internal Revenue Code of 1986, as amended.

Contingent Annuitant – The person, if any, you select to become the Annuitant if the Annuitant dies before the Annuity Date. You may add or change the Contingent Annuitant prior to the Annuity Date provided the Contingent Annuitant is not the sole surviving Annuitant. Any Contingent Annuitant you name must be under Age 86 as of the Contract Date. If you add or change a Contingent Annuitant after the Contract is issued, any newly-named or added Contingent Annuitant must be under Age 86 at the time of such change or addition.

Contingent Beneficiary – The person, if any, you select to become the Beneficiary if the Beneficiary dies.

Contingent Owner – The person, if any, you select to succeed to your rights as Owner of this Contract if all named Owners die.

Contract Anniversary – The same date, in each subsequent year, as the Contract Date.

Contract Date – The date we issued this Contract, as shown in the Contract Specifications. Contract Years, Contract Anniversaries, Contract Semiannual Periods, Contract Quarters and Contract Months are measured from the Contract Date.

Contract Debt – As of the end of any Business Day, the principal amount you have outstanding on any loan under this Contract, plus any accrued and unpaid interest.

Contract Value – As of the end of any Business Day, the Contract Value is equal to the sum of the Variable Account Value, plus the GIO Value, plus any Loan Account Value.

General Account – The General Account consists of our assets, other than those assets allocated to Separate Account A or to any of our other separate accounts.

Guaranteed Interest Option (“GIO”) – An Investment Option to which Purchase Payments and transfers may be allocated. The GIOs available under the Contract are shown in the Contract Specifications.

Amounts allocated to a GIO are held in our General Account and receive interest at rates declared periodically (the “Guaranteed Interest Rate”) for the Guarantee Term selected, but not less than an annual rate of 3%. Amounts held in a GIO are subject to a Market Value Adjustment, if such amounts are withdrawn, transferred or converted to an annuity before the end of its Guarantee Term.

Guaranteed Interest Rate – The interest rate guaranteed at the time of allocation (or rollover) for the Guarantee Term on amounts allocated to a GIO. All Guaranteed Interest Rates are expressed as annual rates, and interest is accrued daily. This rate will not be less than an annual rate of 3%.

Guarantee Term – The period during which amounts allocated to a GIO earns a specified Guaranteed Interest Rate.

GIO Value – The aggregate amount of the Contract Value allocated to all GIOs.

GIO Term Value – The aggregate amount allocated to all GIOs that have the same length Guarantee Term. The GIO Term Value is based on the original Guarantee Term, not the time remaining in the Guarantee Term. We use the GIO Term Value to determine the order in which GIOs will be accessed when a withdrawal or transfer is made.

Investment Option – A Variable Account or a GIO offered under the Contract.

Loan Account – The account in which the amount equal to the principal amount of a loan and any interest accrued is held to secure any Contract Debt.

Loan Account Value – The amount, including any interest accrued, held in the Loan Account to secure any Contract Debt.

Market Value Adjustment (“MVA”) – The adjustment made to any amount withdrawn, transferred or converted to an annuity, from a GIO prior to the end of its Guarantee Term. This adjustment reflects the impact of changes in applicable interest rates between the time such amounts are allocated to a specific GIO and the time of withdrawal, transfer or conversion.

Net Contract Value – The Contract Value less any Contract Debt.

Non-Natural Owner – A corporation or other entity that is not a (natural) person.

Non-Qualified Contract – A Contract other than a Qualified Contract.

Notice Date – The day on which we receive, in a form satisfactory to us, proof of death and instructions satisfactory to us regarding payment of death benefit proceeds.

Owner – The person(s) who has (have) all rights under this Contract. If the Contract names two Owners, Owner means both Owners (“Joint Owners”). If there are Joint Owners, the Contract will be owned by the Joint Owners as Joint Tenants With Right of Survivorship and not as Tenants in Common. Any named Owner or Contingent Owner must be under Age 86 as of the Contract Date. If the Contract allows you to change or add Owners after the Contract is issued, any newly-named or added Owners, including Joint and/or Contingent Owners, must be under Age 86 at the time of such change or addition.

Primary Annuitant – The individual that is named in the Contract, the events in the life of whom are of primary importance in affecting the timing or amount of the payout under the Contract.

Purchase Payment – An amount paid to us, by or on behalf of an Owner, as consideration for the benefits provided under this Contract.

Qualified Contract – A Contract that qualifies under the Code as an individual retirement annuity (“IRA”) or a Contract purchased under a Qualified Plan that qualifies for special tax treatment under the Code.

Qualified Plan – A retirement plan that receives favorable tax treatment under Section 401, 403, 408, 408A or 457 of the Code.

SEC – Securities and Exchange Commission.

Separate Account or Separate Account A – The Company’s Separate Account, registered as a unit investment trust under the Investment Company Act of 1940, as amended (“1940 Act”).

Service Center – Our mailing address shown in the Contract Specifications. We will notify you of any change in our mailing address.

Subaccount – An investment division of the Separate Account. Each Subaccount, (a “Variable Investment Option” or “Variable Account”) invests its assets in a separate series or class of shares of a designated investment company.

Subaccount Annuity Unit (“Annuity Units”) – Annuity Units are used to measure variation in variable annuity payments. The amount of each variable annuity payment (after the first payment) will vary with the value and number of the Annuity Units in each Subaccount.

Subaccount Unit – Subaccount Units are used to measure the Variable Account Value in that Subaccount.

Unit Value – The value of a Subaccount Unit (“Subaccount Unit Value”) or Subaccount Annuity Unit (“Subaccount Annuity Unit Value”). The Unit Value of any Subaccount is subject to change on any Business Day. The fluctuations in value reflect investment results and daily deductions for the mortality and expense risk charge and administrative fee. Changes in Subaccount Annuity Unit Values also reflect an additional adjustment factor that corrects for an assumed investment return. The Unit Value of a Subaccount Unit and of a Subaccount Annuity Unit are determined each Business Day.

Variable Account (“Variable Investment Option”) – A Subaccount of the Separate Account or any separate account of ours which is available under the Contract in which the assets of the Company are segregated from the assets in our General Account and from the assets in our other separate accounts.

Variable Account Value (“Subaccount Value”) – The aggregate amount of the Contract Value allocated to the Variable Accounts.

You and Your – The person or persons named as Owner(s) in the Contract Specifications. If there are Joint Owners, you and your mean both Joint Owners.

GENERAL PROVISIONS

Report to Owner(s) – At least once per year prior to the Annuity Date, we will provide you with a report that will show the Contract Value, any Purchase Payments received, loan repayments, transfers, withdrawals, applicable withdrawal charges and/or charges and/or fees incurred since the last report, and any other information that may be required. After the Annuity Date, we will provide you with any information that may be required.

Payments, Instructions and Requests – Unless this Contract provides otherwise, all Purchase Payments, loan repayments, instructions and requests must be received in a form satisfactory to us at our Service Center. Any subsequent Purchase Payments, loan repayments and requests for loans, transfers or withdrawals received by us on any Business Day usually will be processed the same Business Day, unless the transaction or event is scheduled to occur on another day.

Generally, all other instructions and requests normally will be effective as of the end of the Business Day following the day such instructions and requests are received, in a form satisfactory to us, unless the transaction or event is scheduled to occur on another day. We may require that you provide signature guarantees or other safeguards for any instruction, request or other document you may send to our Service Center. You acknowledge and agree that we will not be liable for any loss, liability, cost or expense of any kind or character for acting on instructions or requests submitted to us that we reasonably believe to be genuine.

Entire Contract – This Contract, the attached application and any attached riders and endorsements, constitute the entire Contract, and supersede any and all prior agreements, whether oral or written, about the terms of this Contract and the application. All statements made in the application are representations and not warranties.

Contract Modifications – Modifications to this Contract or any waiver of our rights or requirements under this Contract can only be made if in writing by an authorized officer of the Company. This Contract is intended to qualify as an annuity contract for federal income tax purposes. In addition, if this Contract is a Qualified Contract, this Contract is intended to qualify as part of a Qualified Plan. To that end, the provisions of this Contract are to be interpreted and administered to ensure or maintain such tax qualification, notwithstanding any other provisions to the contrary. We reserve the right to amend this Contract without the Owner’s consent (except in those states where Owner’s consent is required) and/or our administrative procedures to reflect any clarifications that may be needed or are appropriate to maintain its tax qualification or to conform this Contract to any applicable changes in the tax qualification requirements.

Basis of Values – A detailed statement showing how values are determined has been filed with the state insurance departments. All values and reserves are at least equal to those required by the laws of the state in which this Contract is delivered.

Claims of Creditors – The Contract Value and other benefits under this Contract are exempt from the claims of creditors to the extent permitted by law.

Removal of Beneficiary, Contingent Annuitant or Contingent Owner – You may remove a Beneficiary (other than an irrevocable Beneficiary), Contingent Annuitant or a Contingent Owner from this Contract by providing proper written instructions to our Service Center.

Ownership – This Contract belongs to the Owner. The Owner is entitled to exercise all rights available under this Contract. If this Contract names two Owners, both Owners must join in any request to exercise these rights. The Owner may exercise these rights without the consent of the Beneficiary (other than any irrevocable Beneficiary) or any other person, except as otherwise required by law.

Assignment – You may assign all rights and benefits under this Contract before the Annuity Date. We are not bound by any assignment until we have received at our Service Center written notice satisfactory to us and we record the assignment. We are not responsible for the validity of any assignment. If the Contract has been absolutely assigned, the assignee becomes the Owner. You should consult with your tax adviser to determine the tax consequences of an assignment before taking any action.

Delay of Payments – Generally, we will pay any amounts due from the Contract within seven (7) days after our receipt of the request, in a form satisfactory to us. Payments or transfers to or from a Variable Account may be delayed after our receipt of the request under certain circumstances. These include:

•	a closing of the New York Stock Exchange other than on a regular holiday or weekend;

•	a trading restriction by the SEC; or

•	an emergency declared by the SEC.

We may delay payments or transfers from our General Account (which would include payment of the withdrawal proceeds, transfers from any GIO, loans, fixed annuity payments and lump sum death benefit payments, unless state law requires otherwise) for up to six (6) months after the requested effective date of the transaction. Any amount delayed, so long as it is held under any GIO, will earn interest at the Guaranteed Interest Rate(s) then in effect until the applicable Guarantee Term in effect has ended, and not less than 3% on an annual basis thereafter while any delay continues.

If you make any Purchase Payment by check, other than a cashier’s check, we may delay making payments to you until your check has cleared.

Incontestability – After this Contract has been issued, we will not contest the validity of this Contract other than for misstatement of age, sex or identity.

Misstatement of Age and/or Sex – We may require proof of the Annuitant’s or Owner’s Age and/or sex before any payments associated with the death benefit proceeds are made. If the Age and/or sex of the Annuitant or Owner is incorrectly stated, we will base any such payment associated with the death benefit proceeds on the Annuitant’s or Owner’s correct Age and/or sex.

We may require proof of the Annuitant’s Age and/or sex before starting annuity payments. If the Age and/or sex (or both) of the Annuitant is incorrectly stated, we will correct the amount payable, based upon the Annuitant’s correct Age and/or sex, if applicable. If we make the correction after annuity payments have started and we have made overpayments, we will deduct the amount of the overpayment, with interest at 3% per year, from any payments due then or later. If we have made underpayments, we will add the amount, with interest at 3% per year, of the underpayments to the next payment we make after we receive proof of the correct Age and/or sex.

Proof of Life or Death – Before we make a payment, we have the right to require proof of the life or death of any person on whose life or death determines whether, to whom, or how much we must pay any benefits under this Contract.

Withholding Taxes – We reserve the right to withhold from all payments made or deemed made under this Contract, any taxes required to be withheld by applicable federal or state law, unless the Owner or payee elects otherwise pursuant to applicable withholding rules.

Non-Participating – This Contract is classified as a non-participating contract. It does not participate in our profits or surplus, and therefore no dividends are payable.

PURCHASE PAYMENTS

Initial Purchase Payment – This Contract will not be in force until we receive at our Service Center the Initial Purchase Payment. The Initial Purchase Payment is shown in the Contract Specifications.

Additional Purchase Payments – You may make additional Purchase Payments at any time before the Annuity Date, while the Annuitant is living and this Contract is in force. Each additional Purchase Payment must be at least $250 for Non-Qualified Contracts and $50 for Qualified Contracts. We may limit the amount of any single Purchase Payment. You must obtain our consent before making a Purchase Payment that will bring the aggregate Purchase Payments over the Maximum Purchase Payment amount shown in the Contract Specifications.

Purchase Payments are payable in U.S. dollars either at our Service Center or through our agent. Checks should be made payable to Pacific Life Insurance Company. If you make Purchase Payments by check other than a cashier’s check, withdrawal payments and any refund under the Right to Cancel provision may be delayed until your check has cleared. On request, a receipt for the Purchase Payment signed by an officer of the Company will be provided after payment.

Purchase Payment Allocation – Prior to the Annuity Date, you may allocate all or part of Purchase Payments to one or more of the Investment Options available under this Contract. The Investment Options available on the Contract Date are shown in the Contract Specifications.

You may change the Purchase Payment allocation by providing us with instructions in a form satisfactory to us. We will allocate any Purchase Payment according to your most recent allocation instructions. We may reject any instruction or Purchase Payment if your instructions are not clear and we cannot determine your allocation instructions.

Allocations During the Right to Cancel Period – We will allocate the Initial Purchase Payment in accordance with your most recent allocation instructions.

Minimum Investment Option Value – We reserve the right to require that, as a result of any allocation to an Investment Option, any transfer, or any withdrawal, the remaining Account Value in any Investment Option must be at least $500.

We also reserve the right to transfer any remaining Account Value that does not meet such minimum amount to your other Investment Options on a pro rata basis relative to your most recent allocation instructions for those Investment Options.

GUARANTEED INTEREST OPTIONS

Guaranteed Interest Options (GIOs) – You may, before the Annuity Date and subject to the provisions of this section, allocate all or part of a Purchase Payment, amounts transferred from other Investment Options or a rollover, to one or more Guaranteed Interest Options available under the Contract, while the Annuitant is living and the Contract is in force. The GIOs available as of the Contract Date are shown in the Contract Specifications.

Each amount allocated to a GIO will begin a new GIO with its own Guaranteed Interest Rate and Guarantee Term.

Amounts allocated to a GIO are held in our General Account and are not available for transfer to the Loan Account as collateral for Contract loans. Subject to applicable law, we have sole discretion over the investment of our General Account assets.

Amounts transferred or withdrawn from any GIO, including amounts withdrawn and applied to provide an annuity, before the end of its Guarantee Term, may be subject to a Market Value Adjustment, as described in the Market Value Adjustment provision.

Minimum Allocation Amount – The minimum amount that may be allocated to a GIO is $500.

Crediting of Interest – Amounts allocated to a GIO will be credited with interest at the Guaranteed Interest Rate in effect for that GIO on the Business Day that the allocation is effective and will remain in effect until the Guarantee Term ends.

We will stop crediting interest on that portion of the GIO Value that is transferred, withdrawn or applied to provide an annuity, including any:

•	withdrawal fees; transfer fees; withdrawal charges; annual fees;

•	Market Value Adjustments; and

•	charges for premium taxes and/or other taxes.

We do so as of the end of the Business Day any such transaction is effective.

Rollover to New GIO – Unless you instruct us otherwise, at the end of the Guarantee Term for each GIO, we will rollover the Account Value of such GIO into a new GIO with the same length Guarantee Term and at the then applicable Guaranteed Interest Rate.

However, if the last day of the new Guarantee Term would occur after the Annuity Date, we will substitute the longest offered Guarantee Term that ends prior to the Annuity Date. If there is no Guarantee Term that ends prior to the Annuity Date, we will rollover the Account Value of that GIO into the Money Market Subaccount.

During the first thirty (30) days of that new Guarantee Term, you may instruct us to:

•	allocate all or a portion of the Account Value that was rolled over to a new GIO with a different Guarantee Term, provided the last day of the Guarantee Term of the new GIO does not occur after the Annuity Date;

•	transfer all or a portion of the Account Value that was rolled over to any Variable Investment Option available under the Contract,

•	withdraw all or a portion of the Account Value that was rolled over; or

•	apply all or a portion of the Account Value that was rolled over to provide annuity payments, subject to any limitations described under the Annuity Provisions.

We will effect such transaction as of the end of the Business Day on which your request, in a form satisfactory to us, is received at our Service Center. On such transactions during this thirty (30) day period, we will waive any Market Value Adjustment and/or transfer fees. Any other applicable charges and fees, including withdrawal charges, will continue to apply. Any subsequent change to such instructions will be subject to the Withdrawal and Transfer Provisions of this Contract.

Market Value Adjustment (MVA) – Amounts transferred or withdrawn from any GIO, including amounts withdrawn and applied to provide an annuity, before the end of its Guarantee Term, may be subject to a Market Value Adjustment as determined below. The Market Value Adjustment is determined separately for each GIO and may be a positive or negative adjustment.

Each Market Value Adjustment is equal to:

W x [ (J - I) x (N / 12) ]; where:

W -	is the amount to be transferred, withdrawn or converted from the GIO;

J -	is the Guaranteed Interest Rate that would apply, as of the date of the transfer, withdrawal or conversion, to a new GIO with a Guarantee Term equal to the number of years remaining in the Guarantee Term of the GIO from which the transfer, withdrawal or conversion is to be made, plus 0.25%;

I -	is the Guaranteed Interest Rate applicable to the GIO from which the transfer, withdrawal or conversion is to be made; and

N -	is the number of complete months remaining in the Guarantee Term.

For purposes of determining J, “years remaining” will be rounded up to the next higher number of whole years.

If the value of J is higher than I, then the Market Value Adjustment will result in a downward adjustment to the amount withdrawn. If the value of I is higher than J, then the Market Value Adjustment will result in an upward adjustment.

If a Guaranteed Interest Rate is required for a Guarantee Term not currently offered, the Guaranteed Interest Rate will be based on linear interpolation between the Guaranteed Interest Rates for the currently offered Guarantee Terms, if possible. Otherwise, we will determine a substitute Guaranteed Interest Rate that will be no less favorable to you than the then most recent U.S. Treasury Yield for a maturity closest to the years remaining, plus 1.0%.

Each Market Value Adjustment will never exceed, in the positive or negative direction, the excess interest earned on the GIO from which the transfer, withdrawal or conversion is to be made. For this purpose, excess interest is defined as the dollar amount of interest earned during the current Guarantee Term in excess of 3% per annum.

The Market Value Adjustment is applied prior to the deduction of any applicable withdrawal fees, transfer fees, withdrawal charges, annual fees and charges for premium taxes and/or other taxes.

Waiver of Market Value Adjustment – We will not apply the Market Value Adjustment on:

•	transfers, withdrawals and amounts withdrawn and applied to provide annuity payments from a GIO within the thirty (30) day period following the end of the Guarantee Term for that GIO;

•	withdrawals after the first Contract Anniversary, if the Owner or Annuitant has been diagnosed as having a medically determinable condition that results in a life expectancy of twelve (12) months or less and we are provided with medical evidence satisfactory to us;

•	withdrawal fees; transfer fees; annual fees; charges for premium taxes and/or other taxes; and

•	distributions resulting from the death of the first Owner or the sole surviving Annuitant before the Annuity Date, except as provided under the Death of Owner provision for certain Non-Natural Owners.

VARIABLE INVESTMENT OPTIONS

Variable Investment Options – The Variable Investment Options consist of Subaccounts of the Separate Account. The available Subaccounts as of the Contract Date are shown in the Contract Specifications.

Separate Account – We established and maintain the Separate Account under the laws of the state of California. Any income, gains or losses (whether or not realized) from the assets of each Variable Account are credited or charged against such Variable Account without regard to our other income, gains or losses. Assets may be put in our Separate Account to support this Contract and other variable annuity contracts. Assets may be put in our Separate Account for other purposes, but not to support contracts other than variable annuity contracts. The assets of our Separate Account are our property. The portion of the Separate Account assets equal to the reserves and other Contract liabilities with respect to each Variable Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of a separate account in excess of the reserves and other liabilities with respect to its Variable Accounts to another separate account or to our General Account. All obligations arising under the Contract are our general corporate obligations. We do not hold ourselves out to be trustees of the Separate Account assets.

We reserve the right, subject to compliance with the law then in effect, and after any required regulatory approval, to:

•	cease offering any Subaccount;

•	add or change designated investment companies or their portfolios, or other investment vehicles;

•	add, delete or make substitutions for the securities and other assets that are held or purchased by the Separate Account or any Variable Account;

•	permit conversion or exchanges between portfolios and/or classes of contracts on the basis of Owners’ requests;

•	add, remove or combine Variable Accounts;

•	combine the assets of any Variable Account with any of our other Separate Accounts or of any of our affiliates;

•	register or deregister Separate Account A or any Variable Account under the 1940 Act;

•	operate any Variable Account as a managed investment company under the 1940 Act, or any other form permitted by law;

•	run any Variable Account under the direction of a committee, board, or other group;

•	restrict or eliminate any voting rights of Owners with respect to any Variable Account or other persons who have voting rights as to any Variable Account;

•	make any changes required by the 1940 Act or other federal securities laws;

•	make any changes necessary to maintain the status of the Contracts as annuities under the Code;

•	make other changes required under federal or state law relating to annuities;

•	suspend or discontinue sale of the Contracts; and

•	comply with applicable law.

If any of these changes result in a material change in the underlying investments of a Variable Account, we will notify you of such change.

We will not change the investment policy of the Separate Account without following the filing and other procedures of the Insurance Commissioner in the State of California and the filing and other procedures established by insurance regulators of the state of delivery. Unless required by law or regulation, an investment policy may not be changed without our consent.

From time to time we may make other Investment Options available to you. Any new Investment Option may invest in portfolios of the designated investment company, other designated investment companies or their portfolios, or in other investment vehicles. New Investment Options will be made available to existing Owners at our discretion. We will provide you with written notice of all material details, including investment objectives and charges. We will comply with the filing or other procedures established by applicable state insurance regulators, to the extent required by applicable law.

CONTRACT VALUES

Contract Value – The Contract Value on any Business Day is the sum of:

•	the GIO Value; plus

•	the Variable Account Value; plus

•	the Loan Account Value.

We generally determine values on each day that the New York Stock Exchange is open, provided our administrative offices are also open on that day.

GIO Value – The GIO Value on any Business Day is the GIO Value as of the prior Business Day, increased by any additions to the GIOs on that day as a result of any:

•	interest;

•	Purchase Payments received by us and allocated to a new GIO;

•	transfers allocated to a new GIO, including transfers from the Loan Account; and

•	additional amounts allocated to the new GIO,

and decreased by any deductions from the GIOs on that day as a result of any:

•	transfers from the GIOs;

•	withdrawals, including any applicable withdrawal charges;

•	transfer fees;

•	withdrawal fees;

•	annual fees;

•	amounts applied to provide annuity payments;

•	Market Value Adjustments;

•	annual charges for expenses relating to optional benefit riders attached to the Contract; and

•	charges for premium taxes and/or other taxes.

Variable Account Value – The Variable Account Value on any Business Day is the sum of the Subaccount Values on that day.

Subaccount Value – Each Subaccount Value on any Business Day is equal to the number of Subaccount Units in that Subaccount multiplied by the Unit Value of the Subaccount on that day.

We credit the Subaccount with Subaccount Units as a result of any:

•	Purchase Payments received by us and allocated to that Subaccount;

•	transfers to that Subaccount, including transfers from the Loan Account; and

•	additional amounts allocated to that Subaccount.

We debit the Subaccount with Subaccount Units as a result of any:

•	transfers, including transfers to the Loan Account;

•	withdrawals, including any applicable withdrawal charges;

•	transfer fees;

•	withdrawal fees;

•	annual fees;

•	amounts applied to provide annuity payments;

•	annual charges for expenses relating to optional benefit riders attached to the Contract; and

•	charges for premium taxes and/or other taxes.

The number of Subaccount Units we credit to, or debit from, a Subaccount in connection with a transaction is equal to the amount of the transaction applicable to that Subaccount divided by that Subaccount’s Unit Value at the end of the valuation period that includes that day. The number of Subaccount Units in a Subaccount will change only if we credit or debit Subaccount Units for the transactions specified above. The number of Subaccount Units will not change because of subsequent changes in the Subaccount Unit Value.

Subaccount Unit Value – The initial Unit Value of each Subaccount was $10 on the Business Day the Subaccount began operations. At the end of each subsequent Business Day, the Unit Value for each Subaccount is equal to (Y) times (Z), where:

(Y)	is the Unit Value for that Subaccount as of the end of the prior Business Day; and

(Z)	is the Net Investment Factor for that Subaccount for the period (a “valuation period”) between the prior Business Day and that Business Day.

Net Investment Factor – Each Subaccount’s Net Investment Factor for any valuation period is equal to (A / B) – C, where:

(A)	equals:

(a)	the net asset value per share of the corresponding portfolio shares held by the Subaccount as of the end of that valuation period; plus

(b)	the per share amount of any dividend or capital gain distributions made during that valuation period on the portfolio shares held by the Subaccount; plus or minus

(c)	any per share charge or credit for any income taxes, other taxes, or amounts set aside during that valuation period as a reserve for any income and/or any other taxes for which we determine to have resulted from the operations of the Subaccount or Contract, and/or any taxes attributable, directly or indirectly, to Purchase Payments;

(B)	is the net asset value per share of the portfolio shares held by the Subaccount as of the end of the prior valuation period; and

(C)	is a factor that we assess against the Subaccount’s net assets held by each Subaccount for the mortality and expense risk charge and the administrative fee during that valuation period.

Loan Account Value – For Qualified Contracts that permit loans, the Loan Account Value as of the end of any Business Day is the Loan Account Value on the prior Business Day, increased by any:

•	interest; plus

•	Contract Value loaned on that day;

and decreased by any:

•	loan principal repaid; plus

•	earned interest transferred from the Loan Account on that day.

CHARGES, FEES AND DEDUCTIONS

Administrative Fee – We charge an administrative fee against the assets held in the Variable Investment Option(s). This fee is assessed daily at the annual rate which is shown in the Contract Specifications. This fee is guaranteed not to increase.

Annual Fee – We charge an annual fee against the Contract Value on each Contract Anniversary prior to the Annuity Date, and at the time you withdraw the entire Net Contract Value (on a prorated basis for the current Contract Year). The annual fee is shown in the Contract Specifications. This fee is guaranteed not to increase. The annual fee is waived if, on any Contract Anniversary prior to the Annuity Date, or at the time you make a full withdrawal, the Net Contract Value is $50,000 or more on that date.

We will not impose the annual fee on amounts applied to provide an annuity or on payment of the death benefit proceeds.

Mortality and Expense Risk Charge (“Risk Charge”) – We impose a Risk Charge against the assets held in the Variable Investment Option(s). This charge is assessed daily at the annual rate which is shown in the Contract Specifications. The Risk Charge compensates us for the risks we assume that mortality and expenses will vary from those we assumed. This charge is guaranteed not to increase.

Premium Taxes – From the Contract Value, we will deduct a charge for any taxes we pay that are attributable to Purchase Payments or withdrawals. Such taxes may include, but are not limited to: any federal, state or local premium or retaliatory taxes; and any federal, state or local income, excise, business or any other type of tax (or component thereof), measured by or based upon, directly or indirectly, the amount of Purchase Payments we receive from you. We will normally deduct this charge when you annuitize. However, we may impose this charge on any withdrawal, at the time any death benefit is paid, when the taxes are incurred or when we pay the taxes. We will base this charge on the Contract Value, the amount of the transaction, the aggregate amount of Purchase Payments we receive under the Contract; or any other amount that, in our sole discretion, we deem appropriate.

Other Taxes – We reserve the right to charge the Separate Account and/or deduct from the Contract Value a charge for any federal, state or local taxes we pay that are or become attributable to the Separate Account or Contract, including, but not limited to, income taxes attributable to our operation of the Separate Account or to our operations with respect to the Contract, or taxes attributable, directly or indirectly, to Purchase Payments or payments we make under this Contract.

Transfer Fee - We reserve the right to impose a transfer fee of $15 on each transfer made in excess of fifteen (15) transfers in any Contract Year. For this purpose, we will treat each transfer request as a single transfer, regardless of the number of Investment Options from which or to which portions of Account Values are transferred. Any transfer fee we impose will be deducted from the Investment Option(s) from which the transfer is made on a pro rata basis relative to the total amount transferred.

Withdrawal Fee – We reserve the right to impose a withdrawal fee of $15 on each withdrawal made in excess of fifteen (15) withdrawals in any Contract Year. For this purpose, we will treat each withdrawal request as a single withdrawal, regardless of the number of Investment Options from which portions of Account Values are withdrawn. Any withdrawal fee we impose will be deducted from the Contract Value, on a pro rata basis relative to the Account Value in each Investment Option, immediately after the withdrawal.

Contingent Deferred Sales Charge (“Withdrawal Charge”) – Purchase Payments are subject to a withdrawal charge which is shown in the Contract Specifications. This charge may apply to amounts withdrawn under the Contract prior to the Annuity Date, depending on the length of time each Purchase Payment has been allocated to the Contract and on the amount withdrawn.

We will not apply the withdrawal charge on:

•	distributions resulting from the death of the first Owner or the sole surviving Annuitant before the Annuity Date, except as provided under the Death of Owner provision for certain Non-Natural Owners;

•	Contract Values converted to an Annuity Option after the first Contract Anniversary;

•	withdrawals to meet required minimum distributions for Qualified Contracts as they apply to amounts held under the Contract; or

•	withdrawals after the first Contract Anniversary, if the Owner or Annuitant has been diagnosed as having a medically determinable condition that results in a life expectancy of twelve (12) months or less and we are provided with medical evidence satisfactory to us.

Amount of Withdrawal Charge – The amount of a withdrawal charge depends on how long the Purchase Payments are held under this Contract. Each Purchase Payment you make is considered to have a certain “age,” depending on the length of time since that Purchase Payment was effective.

A Purchase Payment is “age one” from the day it was effective until the next Contract Anniversary and increases in “age” on that and each succeeding Contract Anniversary. When you withdraw an amount, the “age” of any Purchase Payment you withdraw determines the level of withdrawal charge as shown in the Contract Specifications.

For purposes of calculating the withdrawal charge, we assume that earnings are withdrawn first, followed by amounts attributable to Purchase Payments. The “oldest” Purchase Payment will be withdrawn first. The withdrawal charge will be deducted proportionately from each Investment Option selected for withdrawal.

Free Withdrawals – During a Contract Year, you may withdraw free of withdrawal charges amounts up to the sum of your earnings plus your “Eligible Purchase Payments”. Eligible Purchase Payments include 10% of all remaining Purchase Payments at the beginning of a Contract Year that have an “age” of less than seven (7) years, plus 10% of any Purchase Payments received by us during that Contract Year, plus 100% of all remaining Purchase Payments that have an age of seven (7) years or more.

Earnings – For purposes of calculating the withdrawal charge as of the end of any Business Day, earnings equal the Contract Value less the aggregate Purchase Payments that are reduced by withdrawals of prior Purchase Payments.

TRANSFER PROVISIONS

Transfers – You may, on or before the Annuity Date and subject to the requirements, limitations and restrictions described in this section, transfer all or part of the Contract Value, less any Loan Account Value, in any Investment Option among other Investment Options, while the Annuitant is living and the Contract is in force.

Transfers from the GIOs are subject to certain additional restrictions as described in the Special Restrictions on Transfers from the GIOs provision. Transfers to a GIO will be applied as an allocation to a new GIO, subject to any minimum allocation requirements and provided the last day of the Guarantee Term of the new GIO does not occur after the Annuity Date.

Your transfer request must specify:

(a)	the Investment Option (the “source account”) from which the transfer is to be made. You may choose one or more Investment Options as your source account(s). Your source account may not also be a target account;

(b)	the amount of the transfer. The amount of the transfer may be specified as a dollar amount or a percentage of the source Account Value. If you select more than one source account, the amount of the transfer from each source account must be at least $250; and

(c)	the Investment Option (the “target account”) to receive the transferred amount. You may choose one or more Investment Options as your target account(s). If you select more than one target account, your request must specify how the transferred amounts are to be allocated among the target accounts. Your source account may not also be a target account.

Transfers among Investment Options will normally be effective as of the end of the Business Day the transfer request, in a form satisfactory to us, is received at our Service Center. We reserve the right to impose a transfer fee as described in the Transfer Fee provision.

Transfer Limitations and Restrictions – The following limitations and restrictions apply to transfers among Investment Options:

(a)	Transfers are allowed thirty (30) days after the Contract Date.

(b)	Transfers are limited to twenty-five (25) transfers during each Calendar Year and only two (2) per month into or out of an international Investment Option. For the purpose of applying this limitation, transfers that occur on the same day are considered one transfer and transfers that occur as a result of any systematic transfer option are excluded from the maximum twenty-five (25) transfers per Calendar Year limitation.

(c)	If a transfer reduces the remaining Account Value in any Investment Option immediately after such transfer to an amount less than $500, we reserve the right to transfer such remaining Account Value to your other Investment Options on a pro rata basis relative to your most recent allocation instructions.

(d)	We further reserve the right to restrict, in our sole discretion and without prior notice, transfers initiated by a market timing organization or individual or other party authorized to give transfer instructions on behalf of multiple Contract Owners. Such restrictions could include:

(i)	not accepting transfer instructions from an agent acting on behalf of more than one Contract Owner; and

(ii)	not accepting preauthorized transfer forms from market timers or other entities acting on behalf of more than one Contract Owner at a time.

(e)	We further reserve the right to modify the limits described in subparagraphs (a) through (d) above; to impose, without prior notice, other limitations and restrictions on transfers or exchanges that we determine, in our sole discretion, will disadvantage or potentially hurt the rights or interests of other Contract Owners; or to comply with any applicable federal or state laws, rules and regulations.

Special Restrictions on Transfers from the GIOs – You may make transfers from the GIOs during any Contract Year, subject to the requirements, limitations and restrictions described in the preceding provisions of this section.

However, each transfer from any GIO is subject to a Market Value Adjustment if such transfer occurs prior to the end of the Guarantee Term applicable to the GIO from which the transfer is being made, unless such transfer is made within the thirty (30) day period following the end of the Guarantee Term.

You may specify a Guarantee Term from which the transfer is to occur. We will deduct such transfer first from the oldest GIO within that GIO Term Value and then from the next oldest GIO in succeeding order, as needed.

If you do not specify a Guarantee Term, we will deduct the amount of the transfer from the Contract Value in proportion to the GIO Term Values, beginning with the oldest GIO within each GIO Term Value.

WITHDRAWAL PROVISIONS

Withdrawals – You may, on or before the Annuity Date and subject to the requirements, limitations and restrictions described in this section, withdraw all or a portion of the amount available under this Contract, while the Annuitant is living and the Contract is in force. However, no withdrawals are allowed within thirty (30) days of the Contract Date.

Withdrawals from the GIOs are subject to certain additional restrictions as described in the Special Restrictions on Withdrawals from the GIOs provision.

You may specify that the withdrawal be taken from a specific Investment Option or pro rata from all Investment Options. If your request does not specify the Investment Option from which the withdrawal is to be made, the withdrawal will be taken pro rata from all Investment Options relative to the Account Value in each option.

Withdrawals will normally be effective as of the end of the Business Day the withdrawal request, in a form satisfactory to us, is received at our Service Center. We reserve the right to impose a withdrawal fee as described in the Withdrawal Fee provision.

Minimum Withdrawal Amount – The minimum amount that may be withdrawn is $500. If the withdrawal reduces the Account Value in any Investment Option to an amount less than $500, we reserve the right to transfer such remaining Account Value to your other Investment Options on a pro rata basis relative to your most recent allocation instructions.

If the withdrawal reduces the Net Contract Value to an amount less than $1,000, we may terminate this Contract and pay you the withdrawal proceeds (see Amount Available for Withdrawal provision). Payment of the withdrawal proceeds will end this Contract and we will have no further obligations under the Contract.

Amount Available for Withdrawal – The amount available for withdrawal is the Net Contract Value as of the end of the Business Day on which the withdrawal request is effective, less any:

•	withdrawal fee;

•	withdrawal charge;

•	annual fee;

•	Market Value Adjustment;

•	charges for expenses relating to optional benefit riders attached to the Contract; and

•	charges for premium taxes and/or other taxes.

The amount we send you (the “withdrawal proceeds”) will also reflect any required or requested federal and/or state income tax withholding.

Special Restrictions on Withdrawals from the GIOs – You may make withdrawals from the GIOs during any Contract Year, subject to the requirements, limitations and restrictions described in the preceding provisions of this section.

However, each withdrawal from any GIO is subject to a Market Value Adjustment if such withdrawal occurs prior to the end of the Guarantee Term applicable to the GIOs from which the withdrawal is being made, unless such withdrawal is made within the thirty (30) day period following the end of the Guarantee Term.

You may specify a Guarantee Term from which the withdrawal is to occur. We will deduct such withdrawal first from the oldest GIO within that GIO Term Value and then from the next oldest GIO in succeeding order, as needed.

If you do not specify a Guarantee Term, we will deduct the amount of the withdrawal from the Contract Value in proportion to the GIO Term Values, beginning with the oldest GIO within each GIO Term Value.

Termination of Contract – You may, on or before the Annuity Date, terminate this Contract for its withdrawal proceeds, while the Annuitant is living and the Contract is in force. We will require the return of this Contract or a signed Lost Contract Affidavit with your request. The withdrawal proceeds will be determined under the Amount Available for Withdrawal provision.

Your request to terminate the Contract will normally be effective as of the end of the Business Day such request, in a form satisfactory to us, is received at our Service Center. Payment of the withdrawal proceeds will end this Contract and we will have no further obligations under the Contract.

CONTRACT LOANS

Loans – If this Contract is issued under a Qualified Plan under Code Section 403 and the Qualified Plan permits, you may request a loan of a portion of the Contract Value, while the Annuitant is living and the Contract is in force.

Loan Procedures – The loan request must be submitted on our Loan Request Form. You may submit a loan request thirty (30) days after the Contract Date and before the Annuity Date. However, before requesting a new loan, you must wait thirty (30) days after the last payment of a previous loan. If approved, the loan will usually be effective as of the end of the Business Day on which we receive all necessary documentation in a form satisfactory to us. We will normally forward proceeds of the loan to you within seven (7) calendar days after the effective date of the loan.

Loan Account – On the effective date of the loan, we will transfer an amount equal to the principal amount of the loan into the Loan Account. We will transfer amounts to the Loan Account on a pro rata basis from the Investment Options based on the Account Value in each.

We will credit interest on amounts in the Loan Account at an annual rate equal to 3.0%. Interest earned will accrue daily beginning on the day following the effective day of the loan. The interest credited will be transferred from the Loan Account to the Investment Options on a pro rata basis relative to the most recent allocation instructions.

As your loan is repaid, the amount of the repayment will be transferred from the Loan Account to your Investment Options on a pro rata basis relative to your most recent allocation instructions.

Loan Terms – You may have only one loan outstanding at any time. The minimum loan amount is $1,000 and the maximum loan amount is the lesser of:

•	50% of the Contract Value; or

•	$50,000 less the highest outstanding Contract Debt during the 12-month period immediately preceding the effective date of the loan.

You should refer to the terms of your particular Qualified Plan for any additional loan restrictions. If you have other loans outstanding pursuant to other Qualified Plans, the amount you may borrow may be further restricted. We are not responsible for making any determinations (including loan amounts permitted) or any interpretations with respect to your Qualified Plan.

Loan Interest Rate – You will be charged interest on the Contract Debt at an annual rate equal to 5%. Interest charged will accrue daily beginning on the day the loan is effective.

Repayment Terms – You must repay principal and interest of any loan within five (5) years after its effective date. If you have certified to us that the loan proceeds will be used to acquire a principal residence for yourself, you may request a loan for up to thirty (30) years. In either case, you must repay the loan in full prior to the Annuity Date.

The loan, including principal and accrued interest, must be repaid in quarterly installments that are substantially level. An installment will be due each quarter on the date corresponding to the loan effective date, beginning with the first such date following the effective date of the loan. You may, however, repay the entire loan at any time. If you do so, we will bill you for any accrued interest. The loan will be considered repaid only when the interest due has also been paid.

We will treat all payments you send us as Purchase Payments, unless you specifically indicate that the payment is a loan repayment. To the extent permitted by law, any loan repayments in excess of the amount then due will be applied to the principal balance of the loan. Such repayments will not change the due dates or the periodic repayment amount due for future periods. If a loan repayment is in excess of the principal balance of the loan, any excess repayment will be refunded to you. Repayments received that are less than the amount then due will be returned to you, unless otherwise required by law.

If a loan repayment is not made when due, we will declare the entire remaining loan balance in default. At that time, we will provide written notification of the amount needed to bring the loan back to the current status. You will have sixty (60) days from the date on which the loan was declared in default (the “grace period”) to make the required repayment.

If the required repayment is not received by us by the end of the grace period, the defaulted loan balance plus accrued interest will be repaid by a withdrawal from the Contract Value to the extent that such values are then eligible for distribution.

In order for an amount to be eligible for distribution from a Qualified Plan you must meet one of the following triggering events:

(a)	attainment of age 59½;

(b)	severance from employment;

(c)	death;

(d)	disability; or

(e)	financial hardship.

To the extent such values are not then eligible for distribution, the defaulted loan balance plus accrued interest will be considered a “Deemed Distribution” and that portion of any Contract Value needed to repay the Contract Debt will be withdrawn when such Contract Values become eligible for distribution. The withdrawal will be subject to the withdrawal charge.

If there is a Deemed Distribution under the Contract any future withdrawals will first be applied as repayment of the defaulted Contract Debt, including accrued interest, withdrawal charges and charges for applicable taxes, to the extent allowed by law. Any amounts withdrawn and applied as repayment of Contract Debt will be withdrawn first from the Loan Account and then from your Investment Options on a proportionate basis relative to the Account Value in each Investment Option. If you have an outstanding loan that is in default, the defaulted Contract Debt will be considered a withdrawal for the purpose of calculating any death benefit proceeds payable under this Contract.

The terms of any such loan are intended to qualify for the exception in Code Section 72(p)(2) so that the distribution of the loan proceeds will not constitute a distribution that is taxable to you. To that end, these loan provisions will be interpreted to ensure and maintain such tax qualification, despite any other provisions to the contrary. We reserve the right to amend the Contract to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification or to conform any terms of our loan arrangement with you to any applicable changes in the tax qualification requirements. We will provide you with a copy of any such amendment. If you refuse such an amendment, it may result in adverse tax consequences to you.

Adverse tax consequences may result if you fail to meet the repayment requirements of the loan. A Deemed Distribution will be considered a currently taxable distribution, and may be subject to federal tax withholding and a federal early withdrawal penalty tax, regardless of when such unpaid amounts are repaid. The tax and other Qualified Plan rules relating to Contract loans are complex and in many cases unclear. For these reasons, and because the rules vary depending on the individual circumstances of each Contract, we advise that you consult with a qualified tax adviser before exercising the loan provisions of this Contract.

If this Contract is a Non-Qualified Contract, or if your Qualified Plan does not permit loans, loans under this Contract will not be available to you.

DEATH BENEFIT PROVISIONS

Death Benefit – A death benefit will be payable only if the sole surviving Annuitant or any Owner dies before the Annuity Date and while this Contract is in force.

The proceeds of any death benefit will be payable upon receipt of, in a form satisfactory to us, proof of death and instructions regarding payment of the death benefit proceeds (the “Notice Date”). Such proceeds will equal the Death Benefit Amount reduced by any:

•	Contract Debt; and

•	charges for premium taxes and/or other taxes.

These proceeds may be payable in a lump sum, as periodic payments under an Annuity Option available under this Contract, towards the purchase of any other Annuity Option we then offer, or in accordance with the Code (see Death of Owner Distribution Rules).

If there are multiple Beneficiaries, the Death Benefit Amount will be calculated when we first receive proof of death and instructions, in proper form, from any Beneficiary. Any Death Benefit Amount still remaining to be paid to any other Beneficiary will fluctuate with the performance of the underlying Investment Options.

Death Benefit Amount – The Death Benefit Amount as of any Business Day prior to the Annuity Date is equal to the greater of:

(a)	the Contract Value as of that day; or

(b)	the aggregate Purchase Payments reduced by an amount for each withdrawal that has occurred, which is calculated by multiplying the aggregate Purchase Payments received prior to each withdrawal by the ratio of the amount of the withdrawal, including any withdrawal charge and Market Value Adjustment, to the Contract Value immediately prior to the withdrawal.

If you are not the Annuitant and you die before the Annuitant, the death benefit proceeds will be equal to the Contract Value as of the Notice Date.

Death of Annuitant – If the Annuitant dies before the Owner and before the Annuity Date, the death benefit proceeds will be equal to the Death Benefit Amount as of the Notice Date. Unless there is a surviving Joint Annuitant or Contingent Annuitant, we will pay the death benefit proceeds to the first among the following who is (1) living; or (2) an entity or corporation entitled to receive the death benefit proceeds:

(a)	the Owner;

(b)	the Joint Owner;

(c)	the Contingent Owner;

(d)	the Beneficiary; or

(e)	the Contingent Beneficiary.

If none are living (or if there is no entity or corporation entitled to receive the death benefit proceeds), we will pay the death benefit proceeds to the Owner’s estate.

If an Annuitant dies and there is a surviving Joint Annuitant, the surviving Joint Annuitant becomes the Annuitant. If there is no surviving Joint Annuitant and there is a Contingent Annuitant, the Contingent Annuitant becomes the Annuitant. No death benefit will be paid, except as otherwise provided under the Death Benefit provision.

If you are the Annuitant and you die, we will determine the amount of any death benefit and to whom it will be paid under this Death of Annuitant provision. If the Contract is issued as a Non-Qualified Contract, we will distribute any death benefit proceeds under the Death of Owner Distribution Rules provision.

Death of Owner – If you are not the Annuitant and you die before the Annuitant and before the Annuity Date, the death benefit proceeds will be equal to the Contract Value as of the Notice Date.

If you die while the Annuitant is living and prior to the Annuity Date, we will pay the death benefit proceeds to the first person among the following who is (1) living; or (2) an entity or corporation entitled to receive the death benefit proceeds:

(a)	the Joint Owner;

(b)	the Contingent Owner;

(c)	the Beneficiary; or

(d)	the Contingent Beneficiary.

If none are living (or if there is no entity or corporation entitled to receive the death benefit proceeds), we will pay the death benefit proceeds to your estate.

If you are not also the Annuitant and in the event of simultaneous deaths of both you and the Annuitant, the death benefit will be calculated under the Death of Annuitant provision and payment will be made in accordance with this Death of Owner provision.

If you are a Non-Natural Owner of a Contract other than a Contract issued under a Qualified Plan as defined in Section 401 or 403 of the Code, the Primary Annuitant will be treated as the Owner of the Contract for purposes of the Death of Owner Distribution Rules. If there is a change in the Primary Annuitant prior to the Annuity Date, such change will be treated as the death of the Owner. The Death Benefit Amount will be: (a) the Contract Value, if the Non-Natural Owner elects to maintain the Contract and reinvest the Contract Value into the Contract in the same amount as immediately prior to the distribution; or (b) the Contract Value, less any annual fee, withdrawal fee, withdrawal charge, Market Value Adjustment and less any charge for premium taxes and/or other taxes, if the Non-Natural Owner elects a cash distribution. The death benefit will be determined as of the Business Day we receive, in a form satisfactory to us, the request to change the Primary Annuitant and instructions regarding continuance of the Contract or cash distribution.

Death of Owner Distribution Rules – The following rules will determine when a distribution must be made under this Contract. These rules do not affect our determination of the amount of death benefit proceeds payable or distribution proceeds. If there is more than one Owner, these rules apply on the date on which the first of these Joint Owners die.

If the Owner dies before the Annuity Date, the designated recipient of the death benefit proceeds may elect to receive the death benefit proceeds:

•	in a lump sum payment;

•	within five (5) years following the Owner’s death; or

•	in the form of an annuity for life or over a period that does not exceed the life expectancy of the designated recipient, with annuity payments that start within one (1) year after the Owner’s death.

Unless otherwise required by law, an election to receive an annuity (in lieu of a lump sum payment) must be made within such time frames as we may prescribe from time to time, or the lump sum payment option will be deemed elected. We will consider that deemed election as our receipt of instructions regarding payment of the death benefit proceeds.

The Owner may designate that the Beneficiary is to receive the death benefit proceeds either through an annuity for life or over a period that does not exceed the life expectancy of the Beneficiary. Such designation must be made in writing in a form acceptable to us, and may only be revoked by the Owner in writing in a form acceptable to us. Upon death of the Owner, the Beneficiary cannot revoke or modify any designation made by the Owner on how the death benefit proceeds are to be paid.

If the spouse of the deceased Owner is the sole surviving Beneficiary, or is the sole surviving Joint or Contingent Owner, and has an unrestricted right to receive the death benefit proceeds in a lump sum, the spouse may continue this Contract as Owner rather than receive the death benefit proceeds, provided that we receive instructions to continue the Contract within such time frames as we may prescribe from time to time.

On the Notice Date, if the surviving spouse is deemed to have continued the Contract, we will set the Contract Value equal to the death benefit proceeds that would have been payable to the spouse as the deemed Beneficiary/designated recipient of the death benefit. The amount that the Death Benefit Amount exceeds the Contract Value will be added to the Contract Value in the form of the Add-In Amount on the Notice Date. The Add-In Amount will be allocated among Investment Options in accordance with the current allocation instructions for the Contract and will be considered earnings. There will not be an adjustment to the Contract Value if the Contract Value is equal to the death benefit proceeds as of the Notice Date.

If the Owner dies on or after the Annuity Date, but payments have not yet been completed, then distributions of the remaining amounts payable under this Contract must be made at least as rapidly as the rate that was being used at the date of the Owner’s death. All of the Owner’s rights granted by the Contract will be assumed by the first among the following who is (1) living; or (2) an entity or corporation entitled to assume the Owner’s rights granted by the Contract:

(a)	the Joint Owner;

(b)	the Contingent Owner;

(c)	the Beneficiary;

(d)	the Contingent Beneficiary.

If none are living (or if there is no entity or corporation entitled to assume the Owner’s rights granted by the Contract), all of the Owner’s rights granted by the Contract will be assumed by the Owner’s estate.

If the Owner is a Non-Natural Owner, the rules set forth in these Death of Owner Distribution Rules apply in the event of the death or change of the Primary Annuitant.

This Contract incorporates all applicable provisions of Code Section 72(s) and any successor provision, as deemed necessary by us to qualify this Contract as an annuity contract for federal income tax purposes, including the requirement that, if the Owner dies before the Annuity Date, any death benefit proceeds under this Contract shall be distributed within five (5) years of the Owner’s death (or such other period that we offer and that is permitted under the Code or such shorter period as we may require).

These Death of Owner Distribution Rules do not apply to Qualified Contracts issued under Qualified Plans as defined in Section 401, 403, 408 or 408A of the Code or to an annuity that is a qualified funding asset as defined in Code Section 130(d) (but without regard to whether there is a qualified assignment).

Interest on Death Benefit Proceeds – If payment of death benefit proceeds is unduly delayed after the Notice Date, we will pay interest on the death benefit proceeds. Interest will be paid at a rate of not less than 3% per year from the Notice Date until such proceeds are paid or applied under an Annuity Option. If the insurance laws of the state in which the Contract is delivered requires payment of a greater amount, we will pay that amount.

BENEFICIARY PROVISIONS

Designation of Beneficiary – The Beneficiary is the person you name who may receive any death benefit proceeds, or any remaining annuity payments after the Annuity Date, if the Annuitant or Owner dies. The Owner can name more than one Beneficiary. Multiple Beneficiaries will share the death benefit proceeds (or any remaining annuity payments) equally, unless otherwise specified. If any Beneficiary predeceases the Annuitant or Owner, that Beneficiary’s interest will go to any other Beneficiaries named, according to their respective interests, unless otherwise specified. If you leave no surviving Beneficiary, your estate may receive the death benefit proceeds.

If the Beneficiary is a trustee, we will neither be responsible for verifying a trustee’s right to receive any death benefit proceeds, nor for how the trustee disposes of any death benefit proceeds. If before payment of any death benefit proceeds, we receive proper notice that the trust has been revoked or is not in effect, then any death benefit proceeds payable will be paid to the Contingent Beneficiary, if living; if not to the Owner’s estate.

Adding or Changing Your Beneficiary – You may add, change, or remove any Beneficiary, other than an irrevocable Beneficiary, subject to the terms of any assignment, at any time prior to the death of the Annuitant or Owner, by providing us with a request in a form satisfactory to us. However, if you have named an irrevocable Beneficiary, you may not add any new Beneficiary, or remove or change the irrevocable Beneficiary, without obtaining his or her written consent in a form acceptable to us. You may remove any non-irrevocable Beneficiary without obtaining the consent of the irrevocable Beneficiary. Qualified Contracts may have additional restrictions on naming and changing Beneficiaries. Any change or addition will generally take effect only when we receive all necessary documents and record the change or addition. Any such change or addition will not impact any payment made or other action taken by us before the change or addition was received and recorded by us at our Service Center.

ANNUITY PROVISIONS

Choice of Annuity Date – Unless otherwise changed as provided below, the Annuity Date is shown in the Contract Specifications. We assigned the Annuity Date based on the Contract Type chosen and the Annuitant’s Age shown in the application for this Contract. If there are Joint Annuitants, the Annuity Date was based on the younger Annuitant’s birthday.

The Annuity Date may be changed by providing proper notice to us at least ten (10) Business Days prior to the current Annuity Date or new Annuity Date, whichever is earlier, subject to any applicable state law or the Code.

The new Annuity Date may not be earlier than the first Contract Anniversary and must occur on or before the day the Annuitant reaches his or her 95th birthday, or earlier, as required by any applicable state law or the Code. If there are Joint Annuitants, the Annuity Date will be based on the younger Annuitant’s birthday. You may be subject to additional restrictions under your Qualified Plan. You should consult with your Qualified Plan administrator before you elect an Annuity Date.

Default Annuity Option – If this is a Non-Qualified Contract or a Qualified Contract and you are not married, the Annuity Option will be Life with a Period Certain of Ten (10) Years. If this is a Qualified Contract and you are married, the Annuity Option will be Joint and Survivor Life, with survivor payments of 50%, and your spouse will automatically be named as the secondary Annuitant.

The Annuity Option may be changed by providing proper notice to us at least ten (10) Business Days prior to the current Annuity Date, to any other Annuity Option contained in this Contract or allowed by us.

Unless otherwise specified or changed, we will make annuity payments based on our most frequent payment schedule that results in an initial annuity payment of at least $250. The payment frequency may be changed by providing proper notice to us at least ten (10) Business Days prior to the current Annuity Date.

The Net Contract Value, adjusted for any Market Value Adjustment, and less any charges for premium taxes and/or other taxes, when converted, will, subject to our minimum requirements, be converted as follows:

•	the net amount from the GIO Value will be converted to a fixed annuity and held in our General Account, and

•	the net amount from the Variable Account Value will be applied to a variable annuity and applied to the Subaccounts in proportion to the Account Value in each Subaccount on the Annuity Date.

Application of Contract Value – Prior to the Annuity Date, you may elect to convert all or part of the Net Contract Value, adjusted for any Market Value Adjustment, and less any charge for premium taxes and/or other taxes, to any currently offered Annuity Option. The aggregate net amount you convert must be at least $10,000; otherwise, we reserve the right to terminate this Contract and pay a single amount equal to the withdrawal proceeds as determined under the Amount Available for Withdrawal provision.

Subject to the Withdrawal Provisions, you may also elect a full withdrawal in lieu of annuity payments under an Annuity Option. Before we make any full withdrawal, we require return of this Contract (or a signed Lost Contract Affidavit) to us.

If you convert only a portion of the Net Contract Value on the Annuity Date, you may, at that time, elect not to have the remainder of the Net Contract Value distributed, but instead to continue the Contract with that remaining Contract Value. This option may or may not be available, or may be available only for certain types of Contracts. If this option is available and you elect it, you would choose a second Annuity Date for such Contract Value. All references in this Contract to the Annuity Start Date (or Annuity Date) would, with regard to such Contract Value, be deemed to refer to that second Annuity Date. You should consult with your tax adviser for more information if you desire this option.

Your Selections – Prior to the Annuity Date, you may make three selections about the annuity payments. First, you may choose whether you want those payments to be a fixed-dollar amount or a variable-dollar amount, or both. Second, you may choose the form of annuity payments (Annuity Option). Third, you may choose to have annuity payments made monthly, quarterly, semiannually, or annually.

The first annuity payment will be sent on the day following the Annuity Date and must be at least $250. We may reduce the payment frequency if the first annuity payment is less than $250. If you elect annuity payments for a Period Certain Only, we also reserve the right to reduce the Period Certain to meet the $250 minimum first payment.

Once annuity payments begin, no changes can be made to either the Annuity Option or the basis on which such payments are made (a fixed annuity basis or variable annuity basis), no additional Purchase Payments will be accepted and no withdrawals will be allowed.

Fixed and Variable Annuities – You may choose a fixed annuity (with fixed-dollar payments), a variable annuity (with variable-dollar payments), or you may choose a combination of both. If you select a variable annuity, you may choose any Subaccounts for the annuity. If you select a variable annuity, on the Annuity Date, we will convert that portion of the Net Contract Value as it is currently allocated among the Subaccount(s). We will apply the net amount you convert to a fixed annuity and/or a variable annuity (and in this instance, to each Subaccount), based on the relative Account Value in each Investment Option on the Annuity Date. Any net amount you convert to a fixed annuity will be held in our General Account (but not under the GIOs).

Each periodic payment under the fixed annuity will be equal to the amount of the first fixed annuity payment (unless you elect a joint and survivor life annuity with reduced survivor payments). The amount of each variable annuity periodic payment will vary with the investment results of the Subaccount(s) you select. After the Annuity Date, you may exchange the Annuity Units in any Subaccount(s) for Annuity Units in any other Subaccount(s) up to four (4) times in any twelve (12) month period. We reserve the right to limit the Subaccounts available, to change the number and frequency of exchanges and to change the number of Subaccounts you may choose.

Amount of Payments – The first annuity payment amount depends on the Annuity Option, payment frequency, and whether you select a fixed annuity and/or a variable annuity. If you do not choose the Period Certain Only Option, the amount will depend on the Age of the Annuitant(s), the Annuity Date, and the sex of the Annuitant(s), unless unisex factors apply.

Fixed Annuity Payments – The minimum guaranteed income purchased per $1,000 of the net amount applied to a fixed annuity is based on an annual interest rate of 3% and the 1983a Mortality Table with the ages set back ten (10) years.

Conversion to Current Rates – Annuity payments will be based on the greater of:

•	our current income factors in effect for this Contract on the Annuity Date; or

•	our guaranteed income factors.

The dollar amount of any payments after the first annuity payment is specified during the annuity payment period according to the provisions of the elected Annuity Option.

Variable Annuity Payments – Subaccount Annuity Units. For each Subaccount, we divide the amount of the initial variable annuity payment from each Subaccount by the Annuity Unit Value for that Subaccount (the “Annuity Unit Value”) on the Annuity Date, to obtain the number of Annuity Units for that Subaccount. The number of Annuity Units in each Subaccount will not change unless exchanges of Annuity Units are made (or if the Joint and Survivor Annuity Option is elected and the Primary Annuitant dies first), but the Annuity Unit Value of those Annuity Units will vary.

Subsequent Variable Payments – The amount of each subsequent variable annuity payment will be the sum of the amounts payable based on the Annuity Units in each Subaccount. To determine the amount payable for each Subaccount, we multiply the number of Annuity Units in that Subaccount by their Annuity Unit Value on the day in each payment period that corresponds to the Annuity Date.

Annuity Unit Value – The initial Annuity Unit Value for each Subaccount was arbitrarily set at $10 on the Business Day the Subaccount began operations. At the end of each subsequent Business Day, the Annuity Unit Value for each Subaccount is equal to (A x B) x C, where:

A - is the Subaccount’s Annuity Unit Value for that Subaccount as of the end of the prior Business Day;

B - is the Net Investment Factor for that Subaccount for that valuation period; and

C - is an interest factor to offset the effect of the assumed investment return which is built into the Annuity Option Tables.

We generally calculate the Annuity Unit Value of each Subaccount on each day the New York Stock Exchange is open, provided our administrative offices are also open that day.

We guarantee that the amount of each subsequent annuity payment will not be affected by variations in our expenses or in mortality experience.

Periodic Payments – The first payment under the Annuity Options will be determined on the Annuity Date and will be made on the day following the Annuity Date.

For a Beneficiary entitled to a death benefit due to the death of the Annuitant, the first payment will be made on the first day of the calendar month, or earlier at our option, next following the day we receive due proof of the Annuitant’s death and instructions regarding payment, (called the “Payment Start Date”), and such other documentation as we may require. Subsequent payments will be determined on the day in each payment period that corresponds to the Payment Start Date and will be made on the following day.

ANNUITY OPTIONS

The following Annuity Options are available under this Contract. Additional options may become available in the future:

Option 1 – Life Only: Periodic payments are made to the designated payee during the Annuitant’s lifetime. Payments stop when the Annuitant dies.

Option 2 – Life with Period Certain: Periodic payments are made to the designated payee during the Annuitant’s lifetime, with payments guaranteed for a specified period. You may choose to have payments guaranteed five (5) through thirty (30) years (in full years only). If the Annuitant dies before the guaranteed payments are completed, we will pay the remainder of the guaranteed payments to the first among the following who is (1) living; or (2) an entity or corporation entitled to receive the remainder of the guaranteed payments:

(a)	the Owner;

(b)	the Joint Owner;

(c)	the Contingent Owner;

(d)	the Beneficiary; or

(e)	the Contingent Beneficiary.

If none are living (or if there is no entity or corporation entitled to receive the remainder of the guaranteed payments), we will pay the remainder of the guaranteed payments to the Owner’s estate.

If the Annuitant dies after all of the payments under the period certain have been paid, payments will stop when the Annuitant dies.

Additionally, if variable payments are elected under this option, you may redeem all remaining guaranteed variable payments after the Annuity Date. The amount available upon such redemption would be the present value of any remaining guaranteed variable payments at the assumed investment return. Any applicable withdrawal charge will be deducted from the present value as if you terminated the Contract. For purposes of calculating the withdrawal charge, annuity payments made prior to the redemption will be treated as withdrawals.

Option 3 – Joint and Survivor Life: Periodic payments are made to the designated payee during the lifetime of the Primary Annuitant. After the death of the Primary Annuitant, periodic payments are based on the life of the secondary Annuitant named in the election if and so long as such secondary Annuitant lives. Payments made based on the life of the secondary Annuitant may be in installments equal to 50%, 66-2/3% or 100% (as specified in the election) of the original payment amount payable during the lifetime of the Primary Annuitant. If you elect a reduced payment based on the life of the secondary Annuitant, fixed annuity payments will be equal to 50% or 66-2/3% of the original fixed payment payable during the lifetime of the Primary Annuitant. Variable annuity payments will be determined using 50% or 66-2/3%, as applicable, of the number of Annuity Units for each Subaccount credited to the Contract. Payments stop when both Annuitants have died.

Option 4 – Period Certain Only: Periodic payments are made to the designated payee during the Annuitant’s lifetime, with payments guaranteed for a specified period. You may choose to have payments guaranteed five (5) through thirty (30) years (in full years only). If the Annuitant dies before the guaranteed payments are completed, we will pay the remainder of the guaranteed payments to the first among the following who is (1) living; or (2) an entity or corporation entitled to receive the remainder of the guaranteed payments:

(a)	the Owner;

(b)	the Joint Owner;

(c)	the Contingent Owner;

(d)	the Beneficiary; or

(e)	the Contingent Beneficiary.

If none are living (or if there is no entity or corporation entitled to receive the remainder of the guaranteed payments), we will pay the remainder of the guaranteed payments to the Owner’s estate.

Additionally, if variable payments are elected under this option, you may redeem all remaining guaranteed variable payments after the Annuity Date. The amount available upon such redemption would be the present value of any remaining guaranteed variable payments at the assumed investment return. Any applicable withdrawal charge will be deducted from the present value as if you terminated the Contract. For purposes of calculating the withdrawal charge, annuity payments made prior to the redemption will be treated as withdrawals.

ANNUITY OPTION TABLES

Applicability of Rates – For the fixed Annuity Option, the Annuity Option Tables contained in the following pages illustrate the minimum guaranteed monthly income purchased per $1,000 of the net amount applied.

The tables also illustrate the minimum rates for the first monthly variable annuity payment per $1,000 of the net amount applied to the variable annuity payment option. Subsequent payments may be higher or lower than the first payment, based on the investment performance of the Subaccount(s) you elect and whether you exchange Subaccount Annuity Units.

For some Qualified Plans and in some states, the use of sex-distinct income factors are prohibited. For those Qualified Plans, we use blended unisex income factors for life payment options for both male and female Annuitants.

Basis of Computations – The actuarial basis for the fixed Annuity Option Tables is the 1983a Annuity Mortality Table with the ages set back ten (10) years with interest at an annual rate of 3%. The rates for variable annuity payments are based on an assumed investment return of 5% per year and the 1983a Annuity Mortality Table with the ages set back ten (10) years.

Rates Not Shown – Any rates and/or ages not shown in the tables contained in this Contract will be provided by the Company upon request.

OPTIONS 1 AND 2
LIFE ONLY OR LIFE WITH GUARANTEED PERIOD CERTAIN OF 10 AND 20 YEARS

Fixed Annuity Rates
	Male at 3%			Female at 3%			Unisex at 3%
		Life with			Life with			Life with
		Guaranteed			Guaranteed			Guaranteed
	Life	Period Certain		Life	Period Certain		Life	Period Certain
Age	Only	10 Yr.	20 Yr.	Only	10 Yr.	20 Yr.	Only	10 Yr.	20 Yr.
30	3.04	3.03	3.03	2.93	2.93	2.93	2.99	2.98	2.98
35	3.14	3.14	3.13	3.02	3.02	3.01	3.08	3.08	3.07
40	3.28	3.27	3.26	3.13	3.12	3.12	3.20	3.20	3.19
45	3.44	3.44	3.41	3.26	3.26	3.24	3.35	3.35	3.33
50	3.66	3.64	3.60	3.42	3.42	3.40	3.54	3.54	3.50
55	3.93	3.90	3.82	3.63	3.63	3.59	3.78	3.77	3.71
60	4.27	4.22	4.08	3.90	3.89	3.82	4.09	4.06	3.96
65	4.70	4.62	4.39	4.25	4.22	4.11	4.48	4.43	4.25
70	5.28	5.14	4.71	4.72	4.66	4.44	5.00	4.90	4.58
75	6.10	5.81	5.02	5.35	5.22	4.79	5.73	5.52	4.92
80	7.23	6.61	5.27	6.25	5.96	5.12	6.74	6.30	5.20
85	8.82	7.49	5.42	7.56	6.89	5.35	8.18	7.20	5.39
90	11.06	8.33	5.49	9.53	7.89	5.47	10.28	8.12	5.48
95	14.16	8.97	5.51	12.48	8.74	5.50	13.30	8.86	5.51

Variable Annuity Rates
	Male at 5%			Female at 5%			Unisex at 5%
		Life with			Life with			Life with
		Guaranteed			Guaranteed			Guaranteed
	Life	Period Certain		Life	Period Certain		Life	Period Certain
Age	Only	10 Yr.	20 Yr.	Only	10 Yr.	20 Yr.	Only	10 Yr.	20 Yr.
30	4.38	4.37	4.36	4.29	4.29	4.29	4.34	4.33	4.33
35	4.46	4.46	4.44	4.36	4.35	4.35	4.41	4.41	4.40
40	4.57	4.56	4.54	4.44	4.44	4.42	4.51	4.50	4.49
45	4.71	4.70	4.67	4.55	4.54	4.52	4.63	4.62	4.60
50	4.91	4.89	4.82	4.69	4.68	4.65	4.80	4.78	4.74
55	5.16	5.12	5.02	4.87	4.86	4.81	5.02	4.99	4.92
60	5.48	5.41	5.24	5.12	5.09	5.01	5.30	5.26	5.13
65	5.89	5.79	5.51	5.44	5.40	5.26	5.67	5.60	5.39
70	6.46	6.28	5.80	5.89	5.80	5.55	6.18	6.05	5.68
75	7.27	6.91	6.08	6.51	6.34	5.87	6.89	6.64	5.98
80	8.41	7.68	6.29	7.39	7.05	6.16	7.90	7.38	6.23
85	10.02	8.52	6.43	8.72	7.93	6.37	9.36	8.24	6.40
90	12.29	9.30	6.49	10.71	8.88	6.47	11.49	9.10	6.48
95	15.42	9.90	6.51	13.70	9.68	6.50	14.55	9.80	6.51

OPTION 3 - JOINT AND 50% SURVIVOR LIFE

Primary Annuitant
Male Age

		60		65		70		75		80		85
		3%	5%	3%	5%	3%	5%	3%	5%	3%	5%	3%	5%
		Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable
Female Age	60	3.91	5.12	4.13	5.34	4.39	5.60	4.69	5.92	5.02	6.30	5.38	6.73
	65	3.99	5.19	4.25	5.43	4.54	5.73	4.88	6.09	5.26	6.51	5.67	6.98
	70	4.06	5.25	4.36	5.53	4.70	5.87	5.10	6.27	5.55	6.75	6.03	7.29
	75	4.12	5.31	4.46	5.62	4.85	6.00	5.32	6.47	5.86	7.03	6.45	7.66
	80	4.17	5.36	4.54	5.70	4.98	6.13	5.54	6.67	6.18	7.33	6.91	8.08
	85	4.21	5.40	4.60	5.77	5.09	6.24	5.72	6.86	6.49	7.63	7.40	8.54

OPTION 3 - JOINT AND 66 2/3% SURVIVOR LIFE

Primary Annuitant
Male Age

		60		65		70		75		80		85
		3%	5%	3%	5%	3%	5%	3%	5%	3%	5%	3%	5%
		Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable
Female Age	60	3.80	5.01	3.97	5.18	4.16	5.36	4.35	5.58	4.55	5.81	4.76	6.06
	65	3.90	5.10	4.12	5.30	4.34	5.52	4.58	5.77	4.83	6.05	5.07	6.34
	70	4.00	5.18	4.25	5.42	4.53	5.69	4.84	6.00	5.15	6.33	5.46	6.68
	75	4.08	5.26	4.38	5.54	4.72	5.87	5.11	6.25	5.51	6.66	5.92	7.10
	80	4.14	5.33	4.48	5.64	4.89	6.03	5.37	6.50	5.90	7.03	6.45	7.59
	85	4.19	5.38	4.56	5.73	5.03	6.17	5.61	6.73	6.28	7.39	7.02	8.14

OPTION 3 - JOINT AND 100% SURVIVOR LIFE

Primary Annuitant
Male Age

		60		65		70		75		80		85
		3%	5%	3%	5%	3%	5%	3%	5%	3%	5%	3%	5%
		Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable
Female Age	60	3.60	4.80	3.69	4.88	3.76	4.94	3.81	5.00	3.84	5.04	3.87	5.06
	65	3.75	4.93	3.88	5.04	3.99	5.15	4.07	5.23	4.14	5.30	4.18	5.35
	70	3.88	5.05	4.06	5.21	4.24	5.37	4.38	5.52	4.50	5.63	4.58	5.72
	75	3.99	5.16	4.23	5.38	4.49	5.61	4.72	5.83	4.93	6.03	5.08	6.19
	80	4.08	5.25	4.38	5.52	4.72	5.83	5.07	6.17	5.40	6.49	5.68	6.77
	85	4.15	5.33	4.50	5.65	4.91	6.03	5.39	6.49	5.89	6.97	6.37	7.44

Primary Annuitant
Unisex Age

		60		65		70		75		80		85
		3%	5%	3%	5%	3%	5%	3%	5%	3%	5%	3%	5%
		Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable
Unisex Age	60	3.84	5.05	4.07	5.27	4.34	5.54	4.65	5.86	5.00	6.24	5.39	6.69
	65	3.90	5.10	4.17	5.35	4.47	5.65	4.83	6.01	5.23	6.44	5.68	6.94
	70	3.96	5.15	4.25	5.43	4.60	5.76	5.02	6.17	5.49	6.66	6.03	7.24
	75	4.00	5.19	4.32	5.49	4.72	5.87	5.20	6.34	5.76	6.91	6.41	7.58
	80	4.03	5.23	4.38	5.55	4.81	5.96	5.36	6.49	6.02	7.15	6.81	7.96
	85	4.05	5.25	4.42	5.59	4.88	6.04	5.49	6.62	6.25	7.38	7.20	8.33

OPTION 4 - PERIOD CERTAIN ONLY

Monthly Income			Monthly Income
	3%	5%		3%	5%
Years	Fixed	Variable	Years	Fixed	Variable
5	17.91	18.74	18	5.96	6.94
6	15.14	15.99	19	5.73	6.71
7	13.16	14.02	20	5.51	6.51
8	11.68	12.56	21	5.32	6.33
9	10.53	11.42	22	5.15	6.17
10	9.61	10.51	23	4.99	6.02
11	8.86	9.77	24	4.84	5.88
12	8.24	9.16	25	4.71	5.76
13	7.71	8.64	26	4.59	5.65
14	7.26	8.20	27	4.47	5.54
15	6.87	7.82	28	4.37	5.45
16	6.53	7.49	29	4.27	5.36
17	6.23	7.20	30	4.18	5.28

A Stock Company

Pacific Life Insurance Company • 700 Newport Center Drive • Newport Beach, CA 92660

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
Investment Experience Reflected in Benefits
Market Value Adjustment
Variable and Fixed Accumulation Before Annuity Date
Annuities Payable in Variable and Fixed Dollar Amounts
Death Benefit Proceeds Payable Before Annuity Date
Non-Participating